     Exhibit 10.47

LEASE AGREEMENT

Lessor: Qingling Zhang (Party A)
Tenant: Xinjun Li (on Behalf of Harbin Shuaiyi Green & Specialty Food Trading LLC) (Party B)
Date: May 1, 2010

In accordance with the Contract Law of the People’s Republic of China (“PRC”) and other applicable laws and regulations and based on equality, willingness, fairness and good faith, Party A and Party B agree to enter into this Lease Agreement (this “Agreement”) to set forth their agreement in respect of the lease of the buildings located at certain locations by Party A to Party B.

Article 1.           Locations.

1.1    The office building (the “Office Building”) is located at No. 8, F Suite, Yueshan International Building, Harbin Development Zone, Harbin.

1.2    The total area of the office building is 262.11 square meters.

Article 2.           Documents.

2.1    Party A shall provide documents including Property Certificate, ID Card or Business License to Party B; Party B shall provide documents including ID Card copies to Party A.

Article 3.           Term and Purpose.

3.1    The term of this Agreement shall be for a period of three (3) years, commencing on the 1st day of May, 2010, and ending three (3) years thereafter.

3.2    Party B shall use the Office Building for the Community Supermarket business purpose. 3.3 Upon the expiration of this Agreement, Party A is entitled to repossess the Office Building. 3.4 To request for an extension of this Agreement, Party B shall provide a written notice to Party A two months before this Agreement expires. The parties shall enter into a new lease agreement to extend the lease of the Office Building.

Article 4.           Rent and Payment.

4.1    The rent for the first year is RMB 200,000 yuan, which increases by 10% each year thereafter. The rent for the second year is RMB 220,000 yuan and for the third year is RMB 240,000 yuan. The aggregate rent for the three years is RMB 660,000.

4.2    The rent payment shall be made as following: Party B shall pay Party A RMB 200,000 yuan for first year rent. After receiving the payment, Party A shall provide a valid payment certificate to Party B.

Article 5.           Related Fees and Taxes

During the term of this Agreement, Party A shall pay heating costs and property costs. Party B shall pay other costs, including water and electricity.

5.1	Party A shall bear the costs of:

Should there presently be in effect or should there be enacted during the term of this Agreement, any law, statute or ordinance levying any assessments or any tax upon the leased premises other than national or local income-based taxes, Party B shall reimburse Party A for Party B’s proportionate share of said expenses at the same time as rental payments.

5.2	Party B shall bear the costs of:
	(i)	Party B shall pay its own costs incurred during the lease period.
	(ii)	Party A will not be allowed to increase in other costs.

Article 6.           Casualty.

In the event the leased Office Building is destroyed or damaged by fire, earthquake or other casualty to the extent that they are untenantable in whole or in part, then Party A may, at Party A’s option, proceed with reasonable diligence to rebuild and restore the said Office Building or such part thereof as may be damaged as aforesaid, provided that within thirty (30) days after such destruction or damage Party A will notify Party B of Party A’s intention to do so, and during the period of such rebuilding and restoration the rent shall be abated on the portion of the Office Building that is unfit for occupancy. During any period of abatement of rent due to casualty or destruction of the Office Building, Party A shall use its best efforts to locate comparable space for Party B at the fair market rate not to exceed Party B’s rental rate hereunder. Party A shall not be liable for any consequential damages by reason of inability, after use of its best efforts, to locate alternative space comparable to the premises leased hereunder.

Article 7.           Assignment

Party B shall not assign this lease, or any interest hereunder, and this lease or any interest hereunder, shall not be assigned by operation of law. Party B shall not sublease the Office Building or any part thereof and shall not permit the use of said Office Building by others other than Party B and the agents of Party B without first obtaining the written consent of Party A, whose consent shall not be unreasonably withheld. No such consent shall be required for any entity that is related to or an affiliate of Party B.

In the event such written consent shall be given, no other or subsequent assignment or subleasing shall be made without the previous written consent of Party A, whose consent shall not be unreasonably withheld.

Article 8.           Amendment and Termination

8.1    Both parties may agree to amend or terminate this Agreement.

8.2    In the event of any following act conducted by Party A, Party B is entitled to terminate this Agreement:

(i)	Fail to provide the Office Building that meets the agreed conditions, or seriously affecting the proposed use.

(ii)	Party A fails to perform property improvement duties and seriously affect the proposed use.

8.3    In the event of any following act conducted by Party B, Party A is entitled to terminate this Agreement:

(i)   Sublease the Office Building without the written consent of Party A;
(ii)  Changing the building structure without the written consent of Party A;
(iii) Damaging to the Office Building, and fail to repair within a reasonable period of time;
(iv)  Changing the usage of the Office Building without the written consent of Party A;
(v)   Using the Office Building to store dangerous goods or engage in illegal activities;
(vi)  Failing to pay the costs and cause serious losses to Party A;
(vii) Rent in arrears for more than one month.

8.4    If Party B desires to continue to lease the property, it shall give a two-month notice to Party A for the extension.

8.5    This Agreement is terminated upon expiration.

8.6    In case of force majeure, this Agreement may be terminated due to failure to be fulfilled.

Article 9.           Governing Law.

This Agreement shall in all respects be governed by, construed and enforced in accordance with the applicable laws of People's Republic of China, without giving effect to conflicts of law principles.

IN WITNESS WHEREOF, the parties hereof have executed this lease the day and year first above written.

Party A: Qingling Zhang	Party B: Xinjun Li

/s/ Qingling Zhang	/s/ Xinjun Li